UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 30, 2009

ZIONS BANCORPORATION

(Exact Name of Registrant as Specified in its Charter)

Utah	001-12307	87-0227400
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One South Main, 15th Floor,
Salt Lake City, Utah	84133
(Address of Principal Executive Office)	(Zip Code)

(801) 524-4787

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES

On December 30, 2009, the Company entered into an agreement to exchange (the “Exchange”) $40,000,000 in principal amount of 5.50% Subordinated Notes due 2015 (the “5.50% Notes”) for $40,000,000 in principal amount of 2009 5.50% Subordinated Notes due 2015 (the “2009 5.50% Notes”) held by Jackson National Life Insurance Company (“Jackson”) pursuant to the Exchange Agreement, dated as of December 30, 2009, between the Company and Jackson. Each $1,000 in principal amount of the 5.50% Notes are convertible into, at the option of the holder, either 40 depositary shares each representing a 1/40th ownership interest in a share of the Company’s Series A Floating-Rate Non-Cumulative Perpetual Preferred Stock (the “Series A Preferred Stock”) or 40 depositary shares each representing a 1/40th ownership interest in a share of the Company’s 9.50% Series C Non-Cumulative Perpetual Preferred Stock (the “Series C Preferred Stock”). The 2009 5.50% Notes do not contain this conversion feature. The 5.50% Notes are otherwise identical to the 2009 5.50% Notes. The Exchange Agreement is filed as Exhibit 99.1 and is incorporated herein by reference. The description of the terms of the Exchange is qualified in its entirety by reference to the Exchange Agreement.

The Exchange was conducted in reliance on Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”). No commission or other remuneration was paid or given directly or indirectly in connection with the Exchange. As a result, the Exchange was exempt from the registration requirements of the Securities Act. Any depositary shares issued upon conversion, whether representing the Series A Preferred Stock or the Series C Preferred Stock, up to a total of 1,600,000 depositary shares representing either the Series A Preferred Stock, the Series C Preferred Stock, or some combination thereof, will be issued in reliance on the exemption provided in Section 3(a)(9) of the Securities Act.

Settlement is expected to occur in January 2010.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit 99.1	Exchange Agreement, dated December 30, 2009, between the Company and Jackson National Life Insurance Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zions Bancorporation

Date: January 5, 2010	By:	/S/ THOMAS E. LAURSEN
Thomas E. Laursen Executive Vice President and General Counsel